Exhibit 23.1

CONSENT OF INDEPENDENT REGISTED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-93447) and Form S-3 (No. 333-45962) and in the related prospectuses, of our report, dated February 22, 2005, relating to the consolidated balance sheets of Middleburg Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002 appearing in this Annual Report on Form 10-K of Middleburg Financial Corporation for the year ended December 31, 2004.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 16, 2005